Exhibit 99.1

FOR IMMEDIATE RELEASE:

China Holdings Acquisition Corp. Withdraws Pre-Conditional Offer to Acquire

Bright World Precision Machinery Limited

Wilmington, DE, April 3, 2009 – China Holdings Acquisition Corp. (NYSE Amex: HOL) (“CHAC”) today announced that it has withdrawn its pre-conditional voluntary cash offer (first announced on July 21, 2008) (the “Pre-Conditional Offer”) to acquire all the issued shares of Bright World Precision Machinery Limited (Singapore Exchange Securities Trading Limited: B49) (“Bright World”).

CHAC entered into a definitive agreement on July 20, 2008 (subsequently revised on October 24, 2008) with World Sharehold Limited (“World Share”), the majority shareholder of Bright World, Mr. Wang Wei Yao and Mr. Shao Jian Jun, pursuant to which CHAC agreed to make a voluntary conditional cash offer, upon satisfaction of certain pre-conditions, including that, after July 20, 2008, no change occurred in the financial condition, operations, results of operations or prospects of Bright World or any of its direct or indirect subsidiaries (collectively, the “Group”) that caused, among other things, the Group’s profit after tax for the full year period ending December 31, 2008 to decrease 10% or more as compared to the Group’s profit after tax for the corresponding full year period ended December 31, 2007 (the “Material Adverse Change Pre-Condition”).

On March 31, 2009, the board of directors of Bright World announced that its auditors made certain adjustments to its previously released unaudited results for the year ended December 31, 2008 (“FY2008 Financial Statements”) in relation to an increase in the allowance for doubtful debts (the “Adjustment to the Results Announcement”). As a result, the Group’s profit after tax for the full year ended December 31, 2008 decreased by 11.3% to approximately RMB 127.9 million as compared to approximately RMB 144.3 million for the corresponding full year period ended December 31, 2007.

On April 1, 2009, CHAC delivered a letter to the Singapore Securities Industry Council (the “SIC”) stating that, in light of the Adjustment to the Results Announcement, the Material Adverse Change Pre-Condition had not been satisfied, and seeking confirmation from the SIC that it had no objections to CHAC withdrawing the Pre-Conditional Offer. On April 2, 2009, the SIC confirmed it had no objections to CHAC withdrawing its Pre-Conditional Offer, and the board of directors of CHAC approved the withdrawal of the Pre-Conditional Offer.

About China Holdings Acquisition Corp.

Founded in 2007, China Holdings Acquisition Corp. (“CHAC”) is a blank check company focused on acquiring companies with primary operations in Asia through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination or contractual arrangements. CHAC currently has no operating businesses. More information about CHAC can be found on its Web site at www.chinahac.com.

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Contacts:

Mark L. Wilson

302-295-4832